Exhibit 7.2

AMENDMENT TO

APPTIO, INC. LOCK-UP AGREEMENT

This Amendment (this “Amendment”), dated as of [Date], amends that certain lock-up agreement (the “Lock-Up Agreement”) executed by the undersigned for the benefit of Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the several underwriters named in Schedule I of the Underwriting Agreement (the “Underwriters”), in connection with the proposed initial public offering of common stock of Apptio, Inc. (the “Company”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning given to such terms in the Lock-Up Agreement.

In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned desires to amend and restate the paragraph immediately preceding the penultimate paragraph of the Lock-Up Agreement to read in its entirety as follows:

Notwithstanding anything to the contrary contained herein, this Lock-Up Agreement will automatically terminate and the undersigned will be released from all of his, her or its obligations hereunder upon the earliest to occur, if any, of (i) prior to the execution of the Underwriting Agreement, the Company advises the Representatives in writing that it has determined not to proceed with the Public Offering, (ii) the Company files an application to withdraw the registration statement related to the Public Offering, (iii) the Underwriting Agreement is executed but is terminated (other than the provisions thereof which survive termination) prior to payment for and delivery of the Shares to be sold thereunder, or (iv) December 31, 2016, in the event that the Underwriting Agreement has not been executed by such date; provided, however, that the Representatives or the Company may, by written notice to you prior to such date, extend such date for a period of up to three additional months.

Except as expressly provided in the preceding paragraph, the Lock-Up Agreement shall remain in full force and effect without modification thereof until terminated or earlier amended in accordance with its terms.

[Remainder of Page is Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

Name of Security Holder (Print exact name)

By:
Signature

If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Signature Page to Amendment to Lock-Up Agreement]